UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2012

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14303	38-3161171
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Dauch Drive, Detroit, Michigan	48211-1198
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code (313) 758-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

SECTION 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On September 17, 2012, in connection with the cash tender offer and consent solicitation (the “Tender Offer”) by American Axle & Manufacturing, Inc. (the “Company”) for any and all of its outstanding $250 million aggregate principal amount of 5.25% Senior Notes due February 11, 2014 (the “Notes”), the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee (the “Trustee”), entered into a first supplemental indenture dated as of September 17, 2012 (the “First Supplemental Indenture”). On September 18, 2012 the Company accepted for payment and paid for $137,833,000 aggregate principal amount of the Notes. The First Supplemental Indenture amends and supplements the indenture, dated as of February 11, 2004 (the “Indenture”), among the Company, American Axle & Manufacturing Holdings, Inc., as guarantor, and the Trustee, pursuant to which the Notes were issued. The First Supplemental Indenture became operative on September 18, 2012 upon the acceptance and payment by the Company of all Notes tendered in the Tender Offer before 5:00 p.m., September 17, 2012. The First Supplemental Indenture amends the Indenture to, among other things, eliminate most of the restrictive covenants and certain default provisions applicable to the Notes. A copy of the First Supplemental Indenture is attached hereto as Exhibit 4.1 and is incorporated by reference herein.

SECTION 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	First Supplemental Indenture, dated as of September 17, 2012, between American Axle & Manufacturing, Inc. and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee, related to the Company’s 5.25% Senior Notes due February 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:	/s/ MICHAEL K. SIMONTE
Name:	Michael K. Simonte
Title:	Executive Vice President & Chief Financial Officer (also in capacity of Chief Accounting Officer)

Dated: September 18, 2012

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	First Supplemental Indenture, dated as of September 17, 2012, between American Axle & Manufacturing, Inc. and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee, related to the Company’s 5.25% Senior Notes due February 11, 2014.